Exhibit 4.9

SECOND SUPPLEMENTAL SUBORDINATED INDENTURE

DATED AS OF [•]1, 2021

BETWEEN

LINCOLN NATIONAL CORPORATION

AS ISSUER

AND

THE BANK OF NEW YORK MELLON,

AS TRUSTEE

1 To be dated the exchange offer settlement date.

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS
Section 1.1	Definition of Terms	2

ARTICLE II
GENERAL TERMS AND CONDITIONS OF THE SUBORDINATED NOTES

Section 2.1	Designation and Principal Amount	8
Section 2.2	Maturity	9
Section 2.3	Form and Payment	9
Section 2.4	Interest	9

ARTICLE III
REDEMPTION OF THE SUBORDINATED NOTES

Section 3.1	Optional Redemption	12
Section 3.2	No Sinking Fund	13

ARTICLE IV
OPTIONAL DEFERRAL OF INTEREST AND TRIGGER EVENTS

Section 4.1	Optional Deferral of Interest	13
Section 4.2	Notices of Deferral	14

ARTICLE V
EVENTS OF DEFAULT

Section 5.1	Events of Default	14

ARTICLE VI
COVENANTS

Section 6.1	Limitation on Payment of Current Interest when Optionally Deferred Interest is Outstanding	22
Section 6.2	[Reserved]	23
Section 6.3	Obligation to Effect Certain Sales of Qualifying Securities	24
Section 6.4	Payment of Expenses	25
Section 6.5	Payment Upon Resignation or Removal	26

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ARTICLE VII
SUBORDINATION

Section 7.1	Agreement to Subordinate	26
Section 7.2	Liquidation; Dissolution; Bankruptcy	26
Section 7.3	Default on Senior Indebtedness	27
Section 7.4	When Distribution Must Be Paid Over	27
Section 7.5	Subrogation	27
Section 7.6	Relative Rights	28
Section 7.7	Rights of the Trustee; Holders of Senior Indebtedness	28
Section 7.8	Subordination May Not Be Impaired	29
Section 7.9	Distribution	29
Section 7.10	Authorization to Effect Subordination	29

ARTICLE VIII
[RESERVED]

Section 8.1	[Reserved]	29

ARTICLE IX
FORM OF SUBORDINATED NOTE

Section 9.1	Form of Subordinated Note	30

ARTICLE X
ORIGINAL ISSUE OF SUBORDINATED NOTES

Section 10.1	Original Issue of Subordinated Notes	39

ARTICLE XI
[RESERVED]

Section 11.1	[Reserved]	40

ARTICLE XII
DEFEASANCE OF CERTAIN COVENANTS

Section 12.1	Termination of Company’s Obligations Under Certain Covenants	40
Section 12.2	Application of Trust Money	42
Section 12.3	Repayment to Company	42
Section 12.4	Indemnity for Government Obligations	42
Section 12.5	Supplemental Indentures Without Consent of Holders	42

ARTICLE XIII
[RESERVED]

Section 13.1	[Reserved]	42

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SECOND SUPPLEMENTAL SUBORDINATED INDENTURE, dated as of [•]2, 2021 (the “Second Supplemental Subordinated Indenture”), between Lincoln National Corporation, a corporation duly organized and existing under the laws of the State of Indiana (the “Company”), and The Bank of New York Mellon , as trustee (the “Trustee”), supplementing the Subordinated Indenture, dated as of [•]3, 2021 (the “Base Indenture”).

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s subordinated notes, debentures or other evidence of Indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, pursuant to a Prospectus dated [•]4, 2021, the Company offered to exchange any and all of certain capital securities for a new series of the Company’s Securities to be known as its Floating Rate Subordinated Notes due 2067 (the “Subordinated Notes”), which Securities shall be in the form of subordinated notes issued by the Company;

WHEREAS, pursuant to the terms of the Base Indenture and this Second Supplemental Subordinated Indenture (together, the “Indenture”), the Company desires to provide for the establishment of the Subordinated Notes with specific terms and provisions, the form and substance of such Subordinated Notes and the terms, provisions and conditions thereof to be set forth as provided in the Indenture; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Second Supplemental Subordinated Indenture, and all requirements necessary to make this Second Supplemental Subordinated Indenture a valid instrument in accordance with its terms, and to make the Subordinated Notes, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this Second Supplemental Subordinated Indenture has been duly authorized in all respects:

NOW THEREFORE, in consideration of the tender and acceptance of the Subordinated Notes by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Subordinated Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

[2]	To be dated the exchange offer settlement date.
[3]	To be dated the exchange offer settlement date.
[4]	Effective date of registration statement.

ARTICLE I

DEFINITIONS

Section 1.1 Definition of Terms.

Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Second Supplemental Subordinated Indenture;

(b) the definition of any term in this Second Supplemental Subordinated Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c) a term defined anywhere in this Second Supplemental Subordinated Indenture has the same meaning throughout;

(d) the singular includes the plural and vice versa;

(e) headings are for convenience of reference only and do not affect interpretation;

(f) the following terms have the meanings given to them in this Section 1.1(e):

“Benchmark” means, initially, 3-Month LIBOR; provided, that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to 3-Month LIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Company or its designee as of the Benchmark Replacement Date:

(i) the sum of: (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or

(ii) the sum of: (a) the alternate rate of interest that has been selected by the Company or its designee as the replacement for the then-current Benchmark giving due consideration to any industry-accepted rate of interest as a replacement for the then-current Benchmark for U.S. dollar denominated floating rate notes at such time and (b) the Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” means the first alternative set forth in the order below that can be determined by Company or its designee as of the Benchmark Replacement Date:

(i) if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, the ISDA Fallback Adjustment; or

(ii) the spread adjustment (which may be a positive or negative value or zero) that has been selected by Company or its designee giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar denominated floating rate notes at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definitions or interpretations of interest payment period, the timing and frequency of determining rates and making payments of interest, the rounding of amounts or tenors, and other administrative matters) that the Company or its designee decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if the Company or its designee decides that adoption of any portion of such market practice is not administratively feasible or if Company or its designee determines that no market practice for use of the benchmark replacement exists, in such other manner as Company or its designee determines is reasonably practicable).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including any daily published component used in the calculation thereof):

(i) in the case of clause (i) or (ii) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(ii) in the case of clause (iii) of the definition of “Benchmark Transition Event”, the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(i) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component);

(ii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark (or such component), which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(iii) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Bloomberg screen HP US0003M” means the display on Bloomberg screen HP US0003M or any successor service or page for the purpose of displaying the London interbank offered rates of major banks.

“Business Day” means any day which is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or .obligated by law or executive order to close.

“Calculation Agent” means, initially, the Trustee.

“Capital Regulator” means the governmental agency or instrumentality, if any, that has group-wide oversight of the Company’s regulatory capital.

“Company” shall have the meaning set forth in the preamble of this Second Supplemental Subordinated Indenture.

“Coupon Rate” means the Floating Rate.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company defers interest pursuant to Section 4.1 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including compounded interest on such deferred amounts) and all other accrued interest on the Subordinated Notes.

“Depositary”, with respect to the Subordinated Notes, means The Depository Trust Company or any successor clearing agency.

“Floating Rate” means the rate of interest on the Subordinated Notes.

“Indenture” has the meaning set forth in the preamble of this Second Supplemental Subordinated Indenture.

“Interest Payment Date” means each January 20, April 20, July 20 and October 20, commencing [October 20],5 2021; provided that if any such day from and after the first Interest Payment Date is not a Business Day, then the Interest Payment Date shall be the next succeeding day that is a Business Day, except that if such Business Day is in the next succeeding calendar month, then such Interest Payment Date will be the immediately preceding Business Day.

“Interest Payment Period” means the quarterly period from and including an Interest Payment Date to but not including the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be determined from and including [July 20,]5 2021 (subject to Section 2.1(b)).

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” means the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the Benchmark for the applicable tenor.

“ISDA Fallback Rate” means the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the Benchmark for the applicable tenor excluding the applicable ISDA Fallback Adjustment.

“LIBOR Determination Date” means 11:00 a.m. (London time) on the second London Banking Day immediately preceding the first day of an Interest Payment Period.

“London Banking Day” means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Maturity Date” means the date on which the Subordinated Notes mature as specified in Section 2.2 hereof and on which the principal shall be due and payable together with all accrued and unpaid interest thereon including all compounded interest thereon.

“Parity Securities” means Indebtedness of the Company that by its terms ranks in right of payment upon liquidation of the Company on a parity with the Subordinated Notes, and includes the Subordinated Notes.

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Initial Interest Payment Date and first Interest Payment Period assume that the expiration date (as defined in the Registration Statement) occurs on August 9, 2021 and the Subordinated Notes are issued on August 11, 2021. In the event that the record date for an interest payment on the capital securities due 2067 occurs prior to the expiration date and the related interest payment date would occur thereafter, interest will be paid in full for the entire interest period on the scheduled date for such payment (even if occurring after the settlement date (as defined in the Registration Statement)), as if such capital securities due 2067 had not been exchanged in the exchange offer, to the holders of record of such capital securities as of the close of business on such record date, and the Subordinated Notes will accrue interest from and including the date to which such interest is paid.

“Rating Agency Event” means that any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) under the Exchange Act that then publishes a rating for the Company (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to securities such as the Subordinated Notes, which amendment, clarification or change results in:

(i) the shortening of the length of time the Subordinated Notes are assigned a particular level of equity credit by that rating agency compared to the length of time they would have been assigned that level of equity credit by that rating agency or its predecessor on the date hereof, or

(ii) the lowering of the equity credit (including up to a lesser amount) assigned to the Subordinated Notes by that rating agency compared to the equity credit assigned by that rating agency or its predecessor on the date hereof.

“Record Date” has the meaning provided in Section 2.4(f).

“Reference Time” with respect to any determination of the Benchmark means (i) if the Benchmark is 3-Month LIBOR, 11:00 a.m. (London time) on the particular Interest Determination Date, and (ii) if the Benchmark is not 3-Month LIBOR, the time determined by the Company or its designee in accordance with the Benchmark Replacement Conforming Changes.

“Registered Security” means any Security in the form established pursuant to Section 9.1 hereof which is registered as to principal and interest in the Securities Register.

“Regulatory Capital Event” means the Company’s good faith determination that, as a result of:

(i) any amendment to, or change in, the laws, rules or regulations of the United States or any political subdivision of or in the United States or any other governmental agency or instrumentality as may then have group-wide oversight of the Company’s regulatory capital that is enacted or becomes effective after the date hereof;

(ii) any proposed amendment to, or change in, those laws, rules or regulations that is announced or becomes effective after the date hereof; or

(iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations that is announced after the date hereof, there is more than an insubstantial risk that the Company would not be entitled to treat an amount equal to the full principal amount of the Subordinated Notes outstanding from time to time as “Tier 2 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules of any Capital Regulator to which the Company is or will be subject; provided that the proposal or adoption of any criterion:

(i) that is substantially the same as the corresponding criterion in the capital adequacy rules of the Board of Governors of the Federal Reserve System applicable to bank holding companies as of the date hereof, or

(ii) that would result in the full principal amount of the Subordinated Notes outstanding from time to time not qualifying as “Tier 2 Capital” (or a substantially similar concept) for purposes of the capital adequacy rules of the Capital Regulator solely because the Company may redeem the Subordinated Notes at its option upon the occurrence of a Rating Agency Event will not constitute a Regulatory Capital Event.

“Second Supplemental Subordinated Indenture” has the meaning provided in the preamble hereto.

“Securities” has the meaning set forth in the recitals of this Second Supplemental Subordinated Indenture.

“Securities Act” means the Securities Act of 1933, as amended.

“Subordinated Notes” shall have the meaning set forth in the recitals of this Second Supplemental Subordinated Indenture.

“Tax Event” means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any:

(i) amendment to or change (including any announced prospective change) in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or effective on or after the date hereof;

(ii) official administrative decision or judicial decision or administrative action or other official pronouncement (including a private letter ruling, technical advice memorandum or other similar pronouncement) by any court, government agency or regulatory authority interpreting or applying those laws or regulations that is announced on or after the date hereof; or

(iii) threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Subordinated Notes, which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest accruing or payable by the Company on the Subordinated Notes is not, or at any time subsequent to the Company’s receipt of such opinion will not be, deductible by the Company, in whole or in part, for U.S. federal income tax purposes.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“3-Month LIBOR,” with respect to an Interest Payment Period, means the rate (expressed as a percentage per year) for deposits in U.S. dollars for a three-month period that appears on Bloomberg screen HP US0003M as of the relevant LIBOR Determination Date.

If 3-Month LIBOR cannot be determined for an Interest Payment Period as described above, the Company will select four major banks in the London interbank market. The Company will request that the principal London offices of those four selected banks provide their offered quotations to prime banks in the London interbank market at approximately 11:00 a.m., London time, on the LIBOR Determination Date for such Interest Payment Period to the Company and the Calculation Agent, and if the Calculation Agent is then not the Trustee, to the Trustee. These quotations will be for deposits in U.S. dollars for a three-month period. Offered quotations must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time.

If two or more quotations are provided, 3-Month LIBOR for such Interest Payment Period will be the arithmetic mean of the quotations. If fewer than two quotations are provided, the Company will select three offered rates quoted by three major banks in New York City on the LIBOR Determination Date for such Interest Payment Period. The rates quoted will be for loans in U.S. dollars for a three-month period. Rates quoted must be based on a principal amount equal to an amount that is representative of a single transaction in U.S. dollars in the market at the time. Subject to the immediately following paragraph, if fewer than three New York City banks selected by the Company are quoting rates, 3-Month LIBOR for the applicable Interest Payment Period will be the same as for the immediately preceding Interest Payment Period.

Notwithstanding anything to the contrary, if the Company or its designee determines on or prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to determining 3-Month LIBOR, then the Benchmark Replacement provisions set forth below under “Effect of Benchmark Transition Event” will thereafter apply to all determinations of the rate of interest payable on the Subordinated Notes.

“Trustee” shall have the meaning set forth in the preamble of this Second Supplemental Subordinated Indenture.

ARTICLE II

GENERAL TERMS AND CONDITIONS OF THE SUBORDINATED NOTES

Section 2.1 Designation and Principal Amount.

(a) There is hereby authorized a series of Securities designated the Floating Rate Subordinated Notes due 2067, which shall be in the form of subordinated notes issued by the Company under the Indenture, limited in aggregate principal amount to $[•] which amount shall be as set forth in any written order of the Company for the authentication and delivery of Subordinated Notes pursuant to Section 3.04 of the Base Indenture.

(b) The Company may, from time to time, subject to compliance with any other applicable provisions of this Second Supplemental Subordinated Indenture but without the consent of the Holders, create and issue pursuant to this Second Supplemental Subordinated Indenture an unlimited principal amount of additional Securities (in excess of any amounts theretofore issued) having the same terms and conditions to those of the other outstanding

Securities, except that any such additional Securities (i) may have a different issue date and issue price from other outstanding Securities and (ii) may have a different amount of interest payable on the first Interest Payment Date after issuance than is payable on other outstanding Securities. Such additional Securities shall constitute part of the same series of Securities hereunder, unless any such adjustment pursuant to this Section 2.1(b) shall cause such additional Securities to constitute, as determined pursuant to an opinion of counsel, a different class of securities than the original series of Securities for U.S. federal income tax purposes.

Section 2.2 Maturity.

The Maturity Date will be April 20, 2067. Notwithstanding the preceding sentence, in the event that the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day, except that if such Business Day is in the next succeeding calendar month, then the Maturity Date will be the immediately preceding day which is a Business Day.

Section 2.3 Form and Payment.

Except as provided in Section 2.4, the Subordinated Notes shall be issued in fully registered definitive form as one or more Global Securities without interest coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof, bearing identical terms. Principal and interest on the Subordinated Notes issued in certificated form will be payable, the transfer of such Subordinated Notes will be registrable and such Subordinated Notes will be exchangeable for Subordinated Notes bearing identical terms and provisions at the office or agency of the Trustee; provided, however, that payment of interest may be made at the option of the Company by check mailed to the Holder at such address as shall appear in the Security Register.

Section 2.4 Interest.

(a) The Subordinated Notes will bear interest at the per annum rate of the Benchmark plus a margin equal to 2.0400% (the “Floating Rate”), payable quarterly on each Interest Payment Date in respect of an Interest Payment Period, in each case subject to the provisions set forth under Section 2.5.

(b) The Calculation Agent will calculate the applicable Floating Rate and the amount of interest payable on each quarterly Interest Payment Date relating to an Interest Payment Period. Promptly upon such determination, the Calculation Agent will notify the Company and, if the Trustee is not then serving as the Calculation Agent, the Trustee, of the Floating Rate for the new quarterly Interest Payment Period. The Floating Rate determined by the Calculation Agent, absent manifest error, will be binding and conclusive on the Company and the holders of the Subordinated Notes and the Trustee. In the event that any Person acting as Calculation Agent shall be unable or unwilling to act, or that such Person shall fail to duly calculate the interest rate for any Interest Payment Period, or the Company proposes to remove such Person as Calculation Agent, the Company shall appoint a successor Calculation Agent (which may be the Company or one of its Affiliates).

(c) Interest payments will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to, but not including, the next succeeding Interest Payment Date, the date of redemption or the Maturity Date, as the case may be; provided, however, that the amount of interest payable for the first Interest Payment Period shall be determined from and including [July 20]5, 2021. The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point.

(d) Otherwise than in connection with the maturity or early redemption of the Subordinated Notes or the payment in whole or in part of deferred or overdue interest on the Subordinated Notes, interest on the Subordinated Notes may be paid only on an Interest Payment Date.

(e) To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all interest deferred pursuant to Section 4.1, will accrue and compound quarterly at the applicable Coupon Rate on each Interest Payment Date until paid. References to “interest” in the Base Indenture and this Second Supplemental Subordinated Indenture include references to such compounded interest.

(f) The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name the Subordinated Notes is registered at the close of business on the day next preceding the Interest Payment Date; provided, that in the event the Subordinated Notes will not continue to remain in book-entry form or are not in the form of a Global Certificate, the record date for each Interest Payment Date shall be the first day of the month in which such Interest Payment Date occurs (in each case, the applicable “Record Date”). Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such Record Date, and may be paid to the Person in whose name the Subordinated Notes is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Subordinated Notes not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Subordinated Notes may be listed, and upon such notice as may be required by such exchange.

Section 2.5 Effect of Benchmark Transition Event

(a) Benchmark Replacement. If the Company or its designee determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark on any date, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to the Subordinated Notes in respect of such determination on such date and all determinations on all subsequent dates.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Company or its designee will have the right to make Benchmark Replacement Conforming Changes from time to time without the consent of the Holders of the Subordinated Notes or the Trustee.

(c) Decisions and Determinations. Any determination, decision or election that may be made by the Company or its designee pursuant to the Benchmark Transition provisions described herein, including any determination with respect to tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection:

(i) will be conclusive and binding absent manifest error;

(ii) if made by the Company, will be made in the Company’s sole discretion;

(iii) if made by the Company’s designee, will be made after consultation with the Company, and such designee will not make any such determination, decision or election to which the Company objects; and

(iv) notwithstanding anything to the contrary herein or in the Subordinated Notes, shall become effective without consent from the Holders of the Subordinated Notes or any other party.

(d) Any determination, decision or election pursuant to the Benchmark Replacement provisions set forth in this Section 2.5 shall be made by the Company or its designee (which may be the Company’s Affiliate) on the basis described above, and in no event shall the Trustee, any Paying Agent or the Calculation Agent be responsible for making any such determination, decision or election. The Company may, in its sole discretion, designate any Affiliate of the Company or any other person to make one or more determinations, decisions or elections on a temporary or permanent basis, and the Company may, in its sole discretion, revoke any such designation. Any person so designated in accordance with the immediately preceding sentence will be a “designee” for purposes of these provisions addressing the effect of a Benchmark Transition Event for so long as such designation remains in effect.

(e) None of the Trustee, any Paying Agent or the Calculation Agent shall be under any obligation to (i) monitor, determine or verify the unavailability or cessation of 3-Month LIBOR, or whether or when there has occurred, or to give notice to any other Person of the occurrence of, any Benchmark Transition Event or related Benchmark Replacement Date, (ii) select, determine or designate any Benchmark Replacement, or other successor or replacement benchmark index, or whether any conditions to the designation of such a rate or index have been satisfied, (iii) select, determine or designate any Benchmark Replacement Adjustment, or other modifier to any replacement index, or (iv) determine whether or what Benchmark Replacement Conforming Changes are necessary or advisable, if any, in connection with any of the foregoing, including, but not limited to, adjustments as to any alternative spread thereon, the business day convention, interest determination dates or any other relevant methodology applicable to such substitute or successor Benchmark. In connection with the foregoing, each of the Trustee, any Paying Agent and the Calculation Agent shall be entitled to conclusively rely on any determinations made by the Company or its designee without independent investigation, and none will have any liability for actions taken at the direction of the Company in connection therewith.

(f) None of the Trustee, any Paying Agent or the Calculation Agent shall be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Second Supplemental Subordinated Indenture or the Base Indenture as a result of the unavailability of 3-Month LIBOR or other applicable Benchmark, including as a result of any failure, inability, delay, error or inaccuracy on the part of any other Person in providing any direction, instruction, notice or information required or contemplated by the terms of this Second Supplemental Indenture or the Base Indenture and reasonably required for the performance of such duties. None of the Trustee, Paying Agent or Calculation Agent shall be responsible or liable for the actions of the Company or omissions or for those of the Company’s designee, or for any failure or delay in the performance by the Company or its designee, nor shall any of the Trustee, Paying Agent or Calculation Agent be under any obligation to oversee or monitor the performance of the Company or that of the Company’s designee.

ARTICLE III

REDEMPTION OF THE SUBORDINATED NOTES

Section 3.1 Optional Redemption.

The Subordinated Notes shall be redeemable in accordance with the procedures set forth in Article XI of the Base Indenture:

(a) The Company shall have the right, at its option, to redeem the Subordinated Notes for cash,

(i) in whole at any time or in part, from time to time, on or after [•], 20266 at a redemption price equal to their principal amount of the Subordinated Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date; provided that if the Subordinated Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Subordinated Notes, excluding any Subordinated Notes held by the Company or any of its Affiliates, must remain Outstanding after giving effect to such redemption;

(ii) in whole, but not in part, at any time prior to [•], 2026,6 within 90 days after the occurrence of a Tax Event or a Regulatory Capital Event at a redemption price equal to the principal amount of the Subordinated Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date; or

[6]	The date that is five years after the issuance date of the Subordinated Notes.

(iii) in whole, but not in part, at any time prior to [•], 2026,6 within 90 days after the occurrence of a Rating Agency Event at a redemption price equal to 102% of the principal amount of the Subordinated Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date;

provided, in each case, that all accrued and unpaid interest, including deferred interest (and compounded interest thereon) shall have been paid in full on all Outstanding Subordinated Notes for all Interest Payment Periods ending on or before the Redemption Date. In the event the Subordinated Notes are treated as “Tier 2 Capital” (or a substantially similar concept) under the capital rules of any Capital Regulator applicable to the Company, any redemption of the Subordinated Notes shall be subject to the Company’s receipt of any required prior approval from such Capital Regulator and to the satisfaction of any conditions set forth in those capital rules and any other applicable regulations of any other Capital Regulator that are applicable to the Company’s redemption of the Subordinated Notes.

(b) In no event, shall the Trustee be responsible for monitoring the ratings of the Subordinated Notes or an occurrence of a Rating Agency Event.

Section 3.2 No Sinking Fund.

The Subordinated Notes are not entitled to the benefit of any sinking fund.

ARTICLE IV

OPTIONAL DEFERRAL OF INTEREST

Section 4.1 Optional Deferral of Interest.

(a) So long as no Event of Default with respect to the Subordinated Notes has occurred or is continuing, the Company shall have the right to elect, at any time and from time to time, to defer the payment of interest on the Subordinated Notes for one or more consecutive Interest Payment Periods that do not exceed five years for any single Deferral Period, provided that no Deferral Period shall extend beyond the Maturity Date, any earlier accelerated maturity date arising from an Event of Default or any other earlier redemption of the Subordinated Notes. If the Company has paid all deferred interest (including compounded interest thereon) on the Subordinated Notes, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 4.1.

(b) At the end of any Deferral Period, the Company shall pay all accrued and unpaid deferred interest (including compounded interest thereon) on the Subordinated Notes to the Persons in whose names the Subordinated Notes are registered in the Securities Register at the close of business on the Record Date with respect to the Interest Payment Date at the end of such Deferral Period.

Section 4.2 Notices of Deferral.

The Company shall provide a notice to Holders of Subordinated Notes of the commencement or continuance of any Deferral Period no more than sixty and no fewer than five days prior to the relevant Interest Payment Date. The Company shall provide a notice to the Trustee of the commencement or continuance of any Deferral Period no more than sixty and no fewer than fifteen days prior to the relevant Interest Payment Date. Such notice of deferral, once given, will be irrevocable and the deferral of payments on the related Interest Payment Date will be considered a deferral subject to Section 4.1 above.

ARTICLE V

EVENTS OF DEFAULT

Section 5.1 Events of Default.

(a) Section 5.01 of the Base Indenture shall apply to the Subordinated Notes.

(b) The Trustee shall provide to the Holders of the Subordinated Notes notice of any Event of Default or default with respect to the Subordinated Notes within 90 days after the actual knowledge of a Responsible Trust Officer of the Trustee of such Event of Default or default. However, except in the case of a default in payment on the Subordinated Notes, the Trustee will be protected in withholding the notice if its Responsible Trust Officers determine that withholding of the notice is in the interest of such Holders.

(c) The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of any Holders of the Subordinated Notes pursuant to the Indenture in connection with any default, unless such remedies are available under the Indenture and the Trustee is directed to exercise such remedies pursuant to and subject to the conditions of Section 5.12 of the Base Indenture, provided, however, that this provision shall not affect the rights of the Trustee with respect to any Events of Default as set forth in Section 5.01 of the Base Indenture that may occur with respect to the Subordinated Notes. In connection with any such exercise of remedies the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such default were an Event of Default.

(d) For purposes of this Section 5.1, the term “default” means any of the following events:

(i) the failure to pay interest, including compounded interest, in full on any Subordinated Notes for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period if such Deferral Period has not ended prior to the conclusion of such five-year period;

(ii) the failure to pay principal of, or premium, if any, on the Subordinated Notes when due; or

(iii) failure to comply with any covenant contained in the Indenture or the Subordinated Notes.

ARTICLE VI

COVENANTS

Section 6.1 Certain Restrictions During Optional Deferral Periods.

So long as any Subordinated Notes remain outstanding, (a) if the Company has given notice of its election to defer interest payments on the Subordinated Notes but the related Deferral Period has not yet commenced, or (b) a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to:

(i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of Capital Stock of the Company;

(ii) make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the Company’s debt securities that rank upon the Company’s liquidation on a parity with or junior to the Subordinated Notes; or

(iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to the Subordinated Notes;

provided, however, the restrictions in clauses (i), (ii) and (iii) above do not apply to:

(A) any purchase, redemption or other acquisition of shares of the Company’s Capital Stock by the Company in connection with:

(1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors;

(2) the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period;

(3) a dividend reinvestment or shareholder purchase plan; or

(4) the issuance of shares of the Company’s Capital Stock, or securities convertible into or exercisable for such Capital Stock, as consideration in an acquisition transaction, the definitive agreement for which is entered into prior to the applicable Deferral Period;

(B) any exchange, redemption or conversion of any class or series of the Company’s Capital Stock, or shares of the Capital Stock of one of its Subsidiaries, for any other class or series of the Company’s Capital Stock, or of any class or series of the Company’s Indebtedness for any class or series of the Company’s Capital Stock;

(C) any purchase of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged;

(D) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto;

(E) any dividend in the form of stock, warrants, options or other rights where the dividend stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock; or

(F) (i) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Subordinated Notes) and (ii) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities.

For the avoidance of doubt, notwithstanding anything herein to the contrary, no terms of the Subordinated Notes will restrict in any manner the ability of any of the Subsidiaries to pay dividends to the Company or any other Subsidiaries or make any distributions to the Company or to any other Subsidiaries.

Section 6.2 [Reserved.]

Section 6.3 Payment of Expenses.

In connection with the offering, sale and issuance of the Subordinated Notes, the Company, in its capacity as borrower with respect to the Subordinated Notes, shall pay all costs and expenses relating to the offering, sale and issuance of the Subordinated Notes, including compensation of the Trustee under the Indenture in accordance with the provisions of Section 6.07 of the Base Indenture.

Section 6.4 Payment Upon Resignation or Removal.

Upon termination of this Second Supplemental Subordinated Indenture or the Base Indenture or the removal or resignation of the Trustee, the Company shall pay to the Trustee all amounts accrued to the date of such termination, removal or resignation.

ARTICLE VII

SUBORDINATION

Section 7.1 Subordination.

The subordination provisions of Article XIII of the Base Indenture shall apply to the Notes.

ARTICLE VIII

[RESERVED]

ARTICLE IX

FORM OF SUBORDINATED NOTE

Section 9.1 Form of Subordinated Note.

The Subordinated Notes and the Trustee’s Certificate of Authentication to be endorsed thereon are to be substantially in the following forms:

(FORM OF FACE OF NOTES)

[UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.]

LINCOLN NATIONAL CORPORATION

Floating Rate Subordinated Notes

No. R-1	$__________
CUSIP No. ____________

LINCOLN NATIONAL CORPORATION, a corporation organized and existing under the laws of Indiana (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to _____________________________________________________, or registered assigns, the principal sum of __________________________ dollars ($____________) on April 20, 2067 (the “Maturity Date”). Notwithstanding the preceding sentence, in the event that the Maturity

Date is not a Business Day, then the Maturity Date will be the next succeeding day which is a Business Day, except if such Business Day is in the next succeeding calendar month then the Maturity Date will be the immediately preceding day which is a Business Day. The Subordinated Notes will bear interest at the per annum rate of 3-Month LIBOR plus a margin equal to 2.0400% (the “Floating Rate”), payable quarterly on January 20, April 20, July 20 and October 20. Interest payments in respect of Interest Payment Periods will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to, but not including, the next succeeding Interest Payment Date or the Maturity Date, as the case may be; provided, however, that the amount of interest payable for the first Interest Payment Period shall be determined from and including [July 20]7, 2021. The amount of interest payable will be computed on the basis of a 360-day year and the actual number of days elapsed in each quarterly Interest Payment Period. All percentages resulting from any interest rate calculation will be rounded upward or downward, as appropriate, to the next higher or lower one-hundred-thousandth of a percentage point. If any Interest Payment Date is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day, except that if such Business Day is in the next succeeding calendar month then such Interest Payment Date will be the immediately preceding Business Day. The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name this Subordinated Note is registered at the close of business on the day next preceding the Interest Payment Date; provided, that in the event the Subordinated Notes will not continue to remain in book-entry form or are not in the form of a Global Certificate, the record date for each Interest Payment Date shall be the first day of the month in which such Interest Payment Date occurs (in each case, the applicable “Record Date”). Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such record date, and may be paid to the Person in whose name this Subordinated Note is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Subordinated Notes not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Subordinated Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The principal of (and premium, if any) and the interest (including any compounded interest thereon) on this Subordinated Note shall be payable at the office or agency of the Trustee maintained for that purpose in the United States, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register.

[7]

Initial Interest Payment Date and first Interest Payment Period assume that the expiration date (as defined in the Registration Statement) occurs on August 9, 2021 and the Subordinated Notes are issued on August 11, 2021. In the event that the record date for an interest payment on the capital securities due 2067 occurs prior to the expiration date and the related interest payment date would occur thereafter, interest will be paid in full for the entire interest period on the scheduled date for such payment (even if occurring after the settlement date (as defined in the Registration Statement)), as if such capital securities due 2067 had not been exchanged in the exchange offer, to the holders of record of such capital securities as of the close of business on such record date, and the Subordinated Notes will accrue interest from and including the date to which such interest is paid.

The Indebtedness evidenced by this Subordinated Note is, to the extent provided in the Indenture, subordinate and junior in right of payment to the prior payment in full of all Senior Indebtedness, and this Subordinated Note is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Subordinated Note, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each Holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

Reference is hereby made to the further provisions of this Subordinated Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual, facsimile or electronic signature, this Subordinated Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: [•], 20218

LINCOLN NATIONAL CORPORATION

By:
Name:
Title:

Attest:

Name:
Title:

This is one of the Securities referred to in the within mentioned Indenture.

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Officer

[8]	To be dated the settlement date.

[REVERSE OF NOTE]

This Note is one of a duly authorized issue of securities of the Company (herein called the “Subordinated Notes”), issued and to be issued in one or more series under a Subordinated Indenture, dated as of ___, 2021 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented by a Second Supplemental Subordinated Indenture, dated as of ___, 2021 (the “Second Supplemental Subordinated Indenture” and the Base Indenture as so supplemented, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Subordinated Notes, and of the terms upon which the Subordinated Notes are, and are to be, authenticated and delivered. This Subordinated Note is one of the series designated on the face hereof, limited in aggregate principal amount to $__________.

All terms used in this Subordinated Note that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

The Company shall have the right, at its option, to redeem the Subordinated Notes for cash:

(a) in whole at any time or in part from time to time on or after [•], 2026,9 at a redemption price equal to 100% of the principal amount of the Subordinated Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date; provided that if the Subordinated Notes are not redeemed in whole, at least $25 million aggregate principal amount of the Subordinated Notes (excluding any Subordinated Notes held by the Company or any of its Affiliates) remains Outstanding after giving effect to such redemption;

(b) in whole, but not in part, at any time prior to [•], 2026,9 within 90 days after the occurrence of a Tax Event or a Regulatory Capital Event, at a redemption price equal to 100% of the principal amount of the Subordinated Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date; or

(c) in whole, but not in part, at any time prior to [•], 2026,9 within 90 days after the occurrence of a Rating Agency Event, at a redemption price equal to 102% of the principal amount of the Subordinated Notes being redeemed plus accrued and unpaid interest to but excluding the Redemption Date.

Notwithstanding the foregoing, the Company may not redeem the Subordinated Notes unless all accrued and unpaid interest, including deferred interest (and compounded interest thereon), has been paid in full on all Outstanding Subordinated Notes for all Interest Payment Periods ending on or before the Redemption Date.

[9]	The date that is five years after the issuance date of the Subordinated Notes.

The Company will prepare and mail a notice of redemption to each Holder of Subordinated Notes to be redeemed by first-class mail at least 15 but not more than 60 days prior to the date fixed for redemption. On and after a Redemption Date, interest will cease to accrue on the Subordinated Notes called for redemption (unless the Company defaults in the payment of the redemption price and accrued interest (including any compounded interest thereon)). On or before a Redemption Date, the Company will deposit with a Paying Agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest (including any compounded interest thereon) on the Subordinated Notes to be redeemed on that date. If less than all of the Subordinated Notes are to be redeemed, the Subordinated Notes to be redeemed shall be selected by the Trustee by lot; provided that, to the extent the Subordinated Notes to be redeemed are represented by a Global Certificate, such Subordinated Notes shall be selected in accordance with the procedures of DTC.

The Subordinated Notes are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to Subordinated Notes of this series shall occur and be continuing, the principal of the Subordinated Notes of this series may be declared due and payable in the manner, with the effect and subject to the conditions provided in the Indenture.

The Indenture contains provisions for satisfaction, discharge and defeasance at any time of the entire Indebtedness of this Subordinated Note upon compliance by the Company with certain conditions set forth in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the Company and the Trustee at any time to enter into a supplemental indenture or indentures for the purpose of modifying in any manner the rights and obligations of the Company and of the Holders of the Securities, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities of each series to be affected by such supplemental indenture. The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Subordinated Note shall be conclusive and binding upon such Holder and upon all future Holders of this Subordinated Note and of any Subordinated Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Subordinated Note.

So long as no Event of Default with respect to this Subordinated Note has occurred or is continuing, the Company shall have the right at any time during the term of this Subordinated Note to defer payment of interest on this Subordinated Note for one or more consecutive Interest Periods that do not exceed five years for any single Deferral Period, during which the Company shall have the right to make partial payments of interest on any Interest Payment Date, and at the end of which the Company shall pay all interest then accrued and unpaid; provided, however, that no Deferral Period shall extend beyond the Maturity Date or the earlier accelerated maturity date arising from an Event of Default or redemption of this Subordinated Note. Upon the termination of any Deferral Period and upon the payment of all deferred interest then due, the Company may elect to begin a new Deferral Period, subject to the above requirements.

So long as any Subordinated Notes of this series remain outstanding, if the Company has given notice of its election to defer interest payments on the Subordinated Notes but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary to, (i) declare or pay any dividends or other distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of the Company’s Capital Stock, (ii) make any payment of principal of, or interest or premium, if any, on or repay, purchase or redeem any debt securities of the Company that rank upon the Company’s liquidation on a parity with this Subordinated Note or junior to this Subordinated Note or (iii) make any guarantee payments regarding any guarantee issued by the Company of securities of any Subsidiary if the guarantee ranks upon the Company’s liquidation on a parity with or junior to this Subordinated Note (other than (a) any purchase, redemption or other acquisition of shares of its Capital Stock in connection with (1) any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more of its employees, officers, directors, consultants or independent contractors, (2) the satisfaction of the Company’s obligations pursuant to any contract entered into prior to the beginning of the applicable Deferral Period, (3) a dividend reinvestment or shareholder purchase plan, or (4) the issuance of shares of the Company’s Capital Stock, or securities convertible into or exercisable for such shares, as consideration in an acquisition transaction entered into prior to the applicable Deferral Period, (b) any exchange, redemption or conversion of any class or series of the Company’s Capital Stock, or the Capital Stock of one of its Subsidiaries, for any other class or series of its Capital Stock, or of any class or series of its Indebtedness for any class or series of its Capital Stock, (c) any purchase of fractional interests in shares of the Company’s Capital Stock pursuant to the conversion or exchange provisions of such shares or the securities being converted or exchanged, (d) any declaration of a dividend in connection with any shareholder rights plan, or the issuance of rights, stock or other property under any shareholder rights plan, or the redemption or purchase of rights pursuant thereto, (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock, or (f) (1) any payment of current or deferred interest on Parity Securities that is made pro rata to the amounts due on such Parity Securities (including the Notes), and (2) any payments of principal or current or deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities).

The Company shall give written notice of its election to commence or continue any Deferral Period to the Trustee and the Holders of all Securities of this series then Outstanding at least five days (in the case of the Trustee) or fifteen days (in the case of the Holders) and not more than 60 days, in each case, before the next Interest Payment Date. Such notice shall be given to the Trustee and the Holder of this Security at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid (or, as long as the Notes are held through DTC, transmitted in accordance with applicable procedures of DTC).

Except as provided in the immediately preceding paragraph and Article XI of the Second Supplemental Subordinated Indenture, no reference herein to the Indenture and no provision of this Subordinated Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Subordinated Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Subordinated Note is registrable in the Securities Register, upon surrender of this Subordinated Note for registration of transfer at the office or agency of the Company maintained under Section 10.2 of the Base Indenture duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Securities Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Subordinated Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Subordinated Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Subordinated Note is registered as the owner hereof for all purposes, whether or not this Subordinated Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Subordinated Notes are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. This Global Security is exchangeable for Subordinated Notes in definitive form only under certain limited circumstances set forth in the Indenture. Subordinated Notes so issued are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Base Indenture and subject to certain limitations therein set forth, Subordinated Notes are exchangeable for a like aggregate principal amount of Subordinated Notes of a different authorized denomination, as requested by the Holder surrendering the same.

No recourse shall be had for the payment of the principal of or the interest on this Subordinated Note, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

The Company agrees and, by its acceptance of this Subordinated Note or a beneficial interest therein, the Holder of, and any Person that acquires a beneficial interest in, this Subordinated Note agrees to treat this Subordinated Note as Indebtedness for United States federal, state and local tax purposes.

THE INDENTURE AND THIS SUBORDINATED NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

ARTICLE X

ORIGINAL ISSUE OF SUBORDINATED NOTES

Section 10.1 Original Issue of Subordinated Notes.

Subordinated Notes in the aggregate principal amount not to exceed $[•]10, except as provided in Section 2.1(b) hereof, may, upon execution of this Second Supplemental Subordinated Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Subordinated Notes to or upon the written order of the Company, signed by an officer of the Company, without any further action by the Company.

The Company shall file with the Trustee promptly at the end of each calendar year (i) a written notice, if any specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Securities as of the end of the year and (ii) such other specific information relating to any such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE XI

[RESERVED]

ARTICLE XII

DEFEASANCE OF CERTAIN COVENANTS

Section 12.1 Defeasance.

The provisions of Article XIV of the Base Indenture shall apply to the Subordinated Notes.

ARTICLE XIII

[RESERVED]

ARTICLE XIV

HOLDERS’ MEETINGS

Section 14.1 Purposes of Meetings.

A meeting of Holders of any or all series may be called at any time and from time to time pursuant to the provisions of this Article XIV for any of the following purposes:

[10]	Amount to be conformed to results of the exchange offer.

(a) to give any notice to the Company or to the Trustee for such series, or to give any directions to the Trustee for such series, or to consent to the waiving of any default hereunder and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article V of the Base Indenture;

(b) to remove the Trustee for such series and appoint a successor Trustee pursuant to the provisions of Article VI of the Base Indenture;

(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 9.2 of the Base Indenture; or

(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Outstanding Securities of any one or more or all series, as the case may be, under any other provision of this Indenture or under applicable law.

Section 14.2 Call of Meetings by Trustee.

The Trustee for any series may at any time call a meeting of Holders of such series to take any action specified in Section 14.1 hereof, to be held at such time or times and at such place or places as the Trustee for such series shall determine. Notice of every meeting of the Holders of any series, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting, shall be given to Holders of such series in the manner and to the extent provided in Section 1.06 of the Base Indenture. Such notice shall be given not less than ten days nor more than ninety days prior to the date fixed for the meeting.

Section 14.3 Call of Meetings by Company or Holders.

In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 20% in aggregate principal amount of the Outstanding Securities of a series or of all series, as the case may be, shall have requested the Trustee for such series to call a meeting of Holders of any or all such series by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have given the notice of such meeting within ten days after the receipt of such request, then the Company or such Holders may determine the time or times and the place or places for such meetings and may call such meetings to take any action authorized in Section 14.1 hereof, by giving notice thereof as provided in Section 14.2 hereof.

Section 14.4 Qualifications for Voting.

To be entitled to vote at any meeting of Holders a Person shall be (a) a Holder of a Security of the series with respect to which such meeting is being held or (b) a Person appointed by an instrument in writing as agent or proxy by such Holder. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee for the series with respect to which such meeting is being held and its counsel and any representatives of the Company and its counsel.

Section 14.5 Regulations.

Notwithstanding any other provisions of this Indenture, the Trustee for any series may make such reasonable regulations as it may deem advisable for any meeting of Holders of such series, in regard to proof of the holding of Securities of such series and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall deem appropriate.

The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders of such series as provided in Section 14.3 hereof, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by a majority vote of the meeting.

Subject to the provisos in the definition of “Outstanding,” at any meeting each Holder of a Security of the series with respect to which such meeting is being held or proxy therefor shall be entitled to one vote for each $1,000 principal amount, as applicable (or such other amount as shall be specified pursuant to Section 3.01 of the Base Indenture) of Securities of such series held or represented by him; provided, however, that no vote shall be cast or counted at any meeting in respect of any Security challenged as not Outstanding and ruled by the chairman of the meeting to be not Outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Outstanding Debt.

Securities of such series held by him or instruments in writing duly designating him as the Person to vote on behalf of Holders of Securities of such series. Any meeting of Holders with respect to which a meeting was duly called pursuant to the provisions of Section 14.2 or 14.3 hereof may be adjourned from time to time by a majority of such Holders present representing a majority of votes eligible to be cast at such meeting of the series with respect to which such meeting is being held and the meeting may be held as so adjourned without further notice.

Section 14.6 Voting.

The vote upon any resolution submitted to any meeting of Holders with respect to which such meeting is being held shall be by written ballots on which shall be subscribed the signatures of such Holders or of their representatives by proxy and the serial number or numbers of the Securities held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be taken, and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was transmitted as provided in Section 14.2 hereof. The record shall show the serial numbers of the Securities voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee.

Any record so signed and verified shall be conclusive evidence of the matters therein stated.

ARTICLE XV

MISCELLANEOUS

Section 15.1 Ratification of Indenture.

The Base Indenture as supplemented by this Second Supplemental Subordinated Indenture, is in all respects ratified and confirmed, and this Second Supplemental Subordinated Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 15.2 [Reserved]

Section 15.3 Trustee Not Responsible for Recitals; Concerning the Calculation Agent.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Calculation Agent shall have all of the rights, immunities, and protections accorded the Trustee under the Indenture.

Section 15.4 Governing Law.

This Second Supplemental Subordinated Indenture and each Subordinated Note shall be deemed to be a contract made under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State applicable to contracts made and to be performed entirely within said State.

Section 15.5 Separability.

In case any one or more of the provisions contained in this Second Supplemental Subordinated Indenture or in the Subordinated Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Second Supplemental Subordinated Indenture or of the Subordinated Notes, but this Second Supplemental Subordinated Indenture and the Subordinated Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 15.6 Counterparts.

This Second Supplemental Indenture may be executed (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Subordinated Indenture to be duly executed by their respective officers thereunto duly authorized, on the date or dates indicated in the acknowledgments and as of the day and year first above written.

LINCOLN NATIONAL CORPORATION, as Issuer

By:
Name:
Title:
By:
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Name:
Title: